Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Partners, L.P.’s Registration Statement No. 333-141181 on Form S-3 of our report dated March 13, 2008, relating to the consolidated balance sheet of Exterran General Partner, LP (formerly, UCO General Partner, LP) appearing in Exterran Partners, L.P.’s Current Report on Form 8-K filed on or about March 13, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 13, 2008